Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared to give effect to the acquisition of Evenstar, Inc by SLS International, Inc.

The unaudited pro forma condensed combined balance sheet as of December 31, 2003 gives effect to the acquisition as if the acquisition had occurred on the date. The unaudited pro forma condensed combined balance sheet includes the balance sheets of Evenstar and SLS as of December 31, 2003.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2003 gives effect to the acquisition as if the acquisition had occurred on January 1, 2003. The unaudited pro forma condensed combined statement of operations presented for the year ended December 31, 2003 includes historical financial results of Evenstar and SLS for the year ended December 31, 2003. Any savings or additional costs, which may be realized through the integration of the operations of Evenstar and SLS, have not been estimated or included in the unaudited pro forma condensed combined statement of operations.

The unaudited pro forma financial information includes the adjustments that have a continuing impact to the combined company to reflect the transaction using purchase accounting. The pro forma adjustments are described in the notes to the unaudited pro forma financial statements. The adjustments are based upon preliminary information and certain management judgments and estimates. The purchase accounting adjustments are subject to revisions, which will be reflected in future periods. Revisions, if any, are not expected to have a material effect on the balance sheet or the statement of operations of SLS.

The unaudited pro forma financial information and accompanying notes are presented for illustrative purposes only and do not purport to be indicative of and should not be relied upon as indicative of the financial position or operating results which may occur in the future, or that would have occurred if the acquisition had been consummated on January 1, 2003. The unaudited pro forma financial information should be read in conjunction with:

a)

SLS’s financial statements and notes thereto and management’s discussion and analysis for the year ended December 31, 2003 filed as part of SLS’s Form 10-KSB

b)

Evenstar’s audited financial statements and notes thereto as of and for the year ended December 31, 2003 included in this Form 8-K/A.

Unaudited Pro Forma Condensed Combined Balance Sheet

December 31, 2003

	SLS International, Inc.	Evenstar, Inc.	Pro Forma Adjustments		Pro Forma Combined

Assets
Current assets:
Cash	$1,482,786	$255	(300,000	)(A)	$1,183,041
Accounts receivable, less allowance for doubtful accounts of $45,000 for December 31, 2003	277,665	—	—		277,665
Inventory	590,297	—	—		590,297
Prepaid expenses and other current assets	6,850	—	—		6,850
Total current assets	2,357,598	255	(300,000)		2,057,853
Fixed assets:
Vehicles	73,376	—	—		73,376
Equipment	159,212	—	—		159,212
Leasehold improvements	175,621	—	—		175,621
	408,209	—	—		408,209
Less accumulated depreciation	88,016	—	—		88,016
Net fixed assets	320,193	—	—		320,193
Other assets
Patent	—	12,448			12,448
Goodwill	—	—	1,158,879	(A)
			(1,158,879	)(B)	—
Total other assets	—	12,448	—		12,448
	$2,677,791	$12,703	$(300,000)		$2,390,494
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term debt and notes payable	$28,946	$5,000	$—		$33,946
Accounts payable	357,287	5,582	—		362,869
Accrued liabilities	26,138	—	—		26,138
Total current liabilities	412,371	10,582	—		422,953
Notes payable, less current maturities	15,931	—	—		15,931
Commitments and contingencies:
Shareholders' equity:
Preferred stock, Series A, $.001 par, 2,000,000 shares authorized, 1,545,300 issued at December 31, 2003	1,545	—	—		1,545
Preferred stock, Series B, $.001 par, 1,000,000 shares authorized; no shares issued as of December 31, 2003	—	—	—		—
Discount on preferred stock	(1,886,576)	—	—		(1,886,576)
Contributed capital — preferred	7,411,585	—	—		7,411,585
Common stock, $.001 par; 75,000,000 shares authorized; 28,230,180 shares issued at December 31, 2003	28,231	—	300	(A)	28,531
Common stock not issued but owed to buyers; 183,000 shares at December 31, 2003	183	—	—		183
Contributed capital – common	8,319,286	3,997	858,579	(A)	9,181,862
Unamortized cost of stock issued for services	(781,204)	—	—		(781,204)
Retained deficit	(10,843,561)	(1,876)	(1,158,879	)(B)	(12,004,316)
Total shareholders' equity	2,249,489	2,121	(300,000)		1,951,610
	$2,677,791	$12,703	$(300,000)		$2,390,494

Unaudited Pro Forma Condensed Combined Statement Of Operations

For the year ended December 31, 2003

	SLS International, Inc.	Evenstar, Inc.	Pro Forma Adjustments		Pro Forma Combined

Revenue	$968,245	$—	$—		$968,245
Cost of sales	601,213	—	—		601,213
Gross profit	367,032	—	—		367,032
General and administrative expenses	4,492,238	513	1,158,879	(B)	5,651,630
Loss from operations	(4,125,205)	(513)	(1,158,879)		(5,284,597)

Other income (expense):
Interest expense	(39,170)	—	—		(39,170)
Interest and miscellaneous, net	185,034	10	—		185,044

	145,864	10	—		145,874

Loss before income tax	(3,979,341)	(503)	(1,158,879)		(5,138,723)
Income tax provision	—	—	—		—
Net loss	(3,979,341)	(503)	(1,158,879)		(5,138,723)

Deemed dividend associated with beneficial conversion of preferred stock	(1,798,438)	—	—		(1,798,438)

Net loss available to common shareholders	$(5,777,779)	$(503)	$(1,158,879)		$(6,937,161)

Basic and diluted earnings per share	$(0.23)				$(0.27)

Weighted average shares outstanding	25,496,816				25,496,816

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1.

Basis of presentation and purchase price

On March 12, 2004, SLS International, Inc. (SLS) completed its acquisition of Evenstar, Inc (Evenstar). The total purchase price consideration was $1,161,000. This amount consisted of cash of $300,000 and 300,000 shares of SLS common stock valued on the date of the acquisition.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2003 gives effect to the acquisition as if the transaction had occurred on January 1, 2003. The purchase price allocation is based on the costs of the asset acquired. Shown below is the preliminary purchase price allocation:

Cash	$255
Patent	12,448
Current liabilities	(10,582)
Goodwill	1,158,879
Acquisition price	$1,161,000

In the first quarter of 2004, SLS will incur an impairment charge for the full amount of the Goodwill, therefore there is an adjustment to these unaudited pro forma condensed combined statements to reflect this charge.

2.

Pro Forma Adjustments

The pro forma adjustments are based on an estimated allocation of purchase price to the asset acquired and liabilities assumed based on the balance sheet of Evenstar as of December 31, 2003. The adjustments are as follows:

(A)

An adjustment to reflect the purchase price of cash and stock and to reflect the goodwill generated from the acquisition.

(B)

An adjustment to reflect the impairment charge for the full amount of the goodwill generated from the acquisition.

3.

Pro Forma Net Income Per Share

The unaudited net income per share amount is based on the weighted average number of shares of SLS common stock that were outstanding during the year ended December 31, 2003.